Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

September 12, 2011

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Registration Statement on Form S-3ASR (File No. 333-173760)

Ladies and Gentlemen:

We have acted as special counsel to Time Warner Cable Inc., a Delaware corporation (the “Company”), TW NY Cable Holding Inc., a Delaware corporation (“TW NY”), and Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE” and, together with TW NY, the “Guarantors”), in connection with the Registration Statement on Form S-3ASR (File No. 333-173760) (the “Registration Statement”), which became effective on April 28, 2011. You have asked us to furnish our opinion as to the legality of $1,000,000,000 aggregate principal amount of the Company’s 4% Notes due 2021 (the “2021 Notes”) and $1,250,000,000 aggregate principal amount of the Company’s 5 1/2% Debentures due 2041 (the “2041 Debentures” and, together with the 2021 Notes, the “Debt Securities”), including the guarantees endorsed thereon (the “Guarantees”) which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement dated September 7, 2011 (the “Underwriting Agreement”), by and among the representatives named on Schedule I thereto, as representatives of the underwriters named on Schedule II thereto (the “Underwriters”), the Company and the Guarantors.

The Debt Securities and the related Guarantees, are to be issued under an indenture, dated as of April 9, 2007 (the “Base Indenture”), by and among the Company, the Guarantors and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of April 9, 2007 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee and pursuant to resolutions adopted by the Offering Committee of the Company on September 7, 2011, as authorized by the Company’s Board of Directors.

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In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Registration Statement;

2. the preliminary prospectus supplement dated September 7, 2011 (the “Preliminary Final Prospectus”);

3. the pricing term sheets dated September 7, 2011 set forth on Schedule III to the Underwriting Agreement (the “Term Sheets”);

4. the final prospectus supplement dated September 7, 2011 (the “Final Prospectus”);

5. the Underwriting Agreement;

6. the Indenture; and

7. the form of Debt Securities to be issued on the date of this letter (including the Guarantees).

In addition, we have examined (i) such corporate or partnership records of the Company, TWE and TW NY that we have considered appropriate, including a copy of the second amended and restated certificate of incorporation, as amended, and by-laws, as amended, of the Company, the amended and restated certificate of incorporation and by-laws, as amended, of TW NY and the certificate of limited partnership, as amended or restated, and partnership agreement, as amended or restated, of TWE, each certified by the Company and each such Guarantor as in effect on the date of this letter, (ii) the organizational documents of the general partners of TWE and their direct or indirect general partners or managing or sole members (collectively, the “TWE General Partners”), (iii) copies of resolutions of the board of directors of the Company, the sole director of TW NY and the TWE General Partners relating to the issuance of the Debt Securities, certified by the Company and such Guarantors and (iv) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity

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of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Debt Securities, when duly authenticated by the Trustee, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Debt Securities may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Debt Securities are duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, the Guarantee of each Guarantor will be a valid and legally binding obligation of each such Guarantor, enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law, the Revised Uniform Limited Partnership Act of the State of Delaware, the Delaware Limited Liability Company Act and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

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We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP